Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2003 (except Note B as to which the date is May 13, 2005), in the Registration Statement on Form S-1 and the related Prospectus of Richardson Electronics, Ltd. for the registration of a $44,683,000 aggregate principal amount of 7 3/4% Convertible Senior Subordinated Notes due December 15, 2011.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 20, 2005